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                                                                                          Exhibit 99(a)

                        Entergy Arkansas, Inc.
           Computation of Ratios of Earnings to Fixed Charges and
   Ratios of Earnings to Combined Fixed Charges and Preferred Dividends

                                                                         Twelve Months Ended
                                                                                                           March 31,
                                                             1997      1998     1999     2000      2001      2002
Fixed charges, as defined:
  Total Interest Charges                                    $104,165  $96,685  $97,023  $101,600 $109,523   $109,097
  Interest applicable to rentals                              17,529   15,511   17,289    16,449   14,563     13,676
                                                            --------------------------------------------------------
Total fixed charges, as defined                              121,694  112,196  114,312   118,049  124,086    122,773

Preferred dividends, as defined (a)                           16,073   16,763   17,836    13,479   12,348     11,650
                                                            --------------------------------------------------------

Combined fixed charges and preferred dividends, as defined  $137,767 $128,959 $132,148  $131,528 $136,434   $134,423
                                                            ========================================================
Earnings as defined:

  Net Income                                                $127,977 $110,951  $69,313  $137,047 $178,185   $172,045
  Add:
    Provision for income taxes:
       Total                                                  59,220   71,374   54,012   100,512  105,933     93,247
    Fixed charges as above                                   121,694  112,196  114,312   118,049  124,086    122,773
                                                            --------------------------------------------------------

Total earnings, as defined                                  $308,891 $294,521 $237,637  $355,608 $408,204   $388,065
                                                            ========================================================

Ratio of earnings to fixed charges, as defined                  2.54     2.63     2.08      3.01     3.29       3.16
                                                            ========================================================

Ratio of earnings to combined fixed charges and
 preferred dividends, as defined                                2.24     2.28     1.80      2.70     2.99       2.89
                                                            ========================================================


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(a) "Preferred dividends," as defined by SEC regulation S-K, are computed by dividing the preferred dividend requirement by one hundred percent (100%) minus the income tax rate.

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